Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Monday, November 14, 2005

(713) 651-4300

KEY ENERGY PROVIDES OPERATIONAL, FINANCIAL

AND RESTATEMENT UPDATE

HOUSTON, TX, November 14, 2005 – Key Energy Services, Inc. (Pink Sheets: KEGS) today provided an operational and financial update, including its October 2005 rig and trucking hours and unaudited selected financial data for the quarter ended September 30, 2005.  The Company also provided an update on its restatement process.

CONFERENCE CALL

The Company will host a conference call today at 10:00am EST in conjunction with this release. During the conference call, the Company intends to provide an activity update as well as an update on the restatement process.  To access the call, which is open to the public, please call the conference operator at the following number: (800) 762-4717 and ask for the “Key Energy Conference Call.” The conference call will also be available on the web. To access the webcast go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available on November 14, 2005 at 5:00pm EST and will be available for one week. To access the replay, please call (800) 475-6701. The access code for the replay is 802468.

OPERATIONS UPDATE

The Company will open a new well servicing and pressure pumping facility in the southern Barnett Shale of the Fort Worth Basin due to increased customer demand and service opportunities in this region.  The Company anticipates that the new facility, which should be operational in second quarter 2006, will provide additional well service rigs and approximately 20,000 horsepower of pressure pumping equipment.  This facility is also expected to provide electric wireline services.

1301 McKinney Street, Suite 1800, Houston, TX 77010

Pricing for most of the Company’s services continues to improve.  The Company anticipates new regional price increases on its well service rig operations during the first quarter of 2006.  In addition, the Company’s pressure pumping division will implement a 10% increase to its price book effective January 1, 2006.

Commenting on recent operations, Dick Alario, Chairman and Chief Executive Officer, stated, “We continue to be very pleased with current activity levels and are excited for the upcoming year.  Customer demand for our services shows no signs of abating while waiting lists for our services in many regions continue to grow.”

Mr. Alario continued, “We are in the finishing stages of our 2006 budget preparation and presently budgeting capital expenditures for 2006 of approximately $185 million.  Our current forecast is that revenue for 2006 will approach $1.4 billion.  The capital expenditure budget includes an anticipated increase in the remanufacturing program of our well service rig fleet, the purchase of 30 new well service rigs, expansion of our pressure pumping operations as well as additional rental tool equipment and new electric wireline assets to support our market entry into two new regions in the southern United States.”

OPERATING DATA

	For the month ending
	October 31, 2005	September 30, 2005	October 31, 2004
Working Days	21	21	21
Rig Hours	222,537	218,973	207,194
Trucking Hours	198,409	199,489	223,049

The Company calculates working days as total weekdays for the month less any company holidays that occur that month.  For the months of November and December 2005, there are 20 working days.

REPAYMENT OF SENIOR NOTES

On November 8, 2005, the Company repaid the $275 million 8.375% Senior Notes due 2008 at a call price of 104.188.  The Company repaid these 8.375% Notes with borrowings of $250 million from the Company’s $400 million Term Loan B Facility and cash on hand.  The Company has $400 million outstanding under its Term Loan B Facility and no borrowings under its $65 million revolving credit facility.  In conjunction with the funding of the $400 million Term Loan B, the Company is required under the Credit Agreement to enter into an interest rate swap to fix a minimum of $200 million of the Term Loan B.  The Company will evaluate swaps in the coming months and anticipates that a swap will be in place during the March 2006 quarter.  Additionally, as of November 10, 2005, the Company had cash and cash equivalents of approximately $74.5 million.

RESTATEMENT UPDATE

As previously disclosed, the Company is in the process of finalizing supporting documentation for accounting treatments in the restatement.  The purpose of this documentation process is to provide the appropriate accounting documentation to support the Company’s restated financial statements.  The Company believes that this documentation, when completed, will provide a clear audit trail and thereby facilitate the work of the Company’s independent auditors.

The documentation process is ongoing and is taking considerably more time than previously anticipated.  The process consists of preparing memoranda, supporting calculations and other information to support each adjustment to the 2003 financial statements and prior periods that the Company has determined are required in connection with the restatement.  The memoranda, which are being prepared under the direction of the Company’s new chief accounting officer, will document the Company’s accounting positions under GAAP with respect to the matters under restatement, corrections to the financial statements required by the restatement, and actions to remediate the issues in the future.   At present, the Company estimates that there will be over 60 supporting memoranda, of which the majority will relate to fixed assets.   These memoranda are detailed and in many cases include substantial amounts of supporting data.  The Company is making the memoranda available to the independent auditors as they are completed.

As the documentation process has continued, the Company has identified several instances in which prior assumptions were incorrect, the accounting entries did not correspond the memoranda, or, in some cases in which the GAAP analysis was flawed.   While such errors have not required large numerical adjustments to the financial statements, they have required the Company to conduct additional review and analysis.  In some cases, errors or changes in particular line items may result in adjustments to, and additional analysis of, other line items.

The Company has engaged accountants from a third party consulting firm to assist in the review and preparation of restatement adjustments and supporting documentation.  The Company has also hired additional internal accounting staff, including a new director of financial reporting.  In addition, the Company has engaged additional resources from the outside consulting firm to assist in completing the restatement of tax provision and deferred tax calculations.

The Company is unable at this time to predict when the documentation process will be complete, when its independent auditors will complete their audit of the Company’s financial statements for the fiscal year ended December 31, 2003 and prior periods, or when the Company will file its Annual Report on Form 10-K for 2003.  The filing date could be delayed by additional adjustments following audit comments by the Company’s independent accountants.

Commenting on the restatement process, Dick Alario stated, “Although the steps we have taken recently will require more time to finish the restatement, I am encouraged because these measures will facilitate more accurate conclusions, assist us in completing the process and strengthen the Company’s accounting and reporting functions.”

SELECTED FINANCIAL DATA

The following selected financial information for the Company is for the quarter ended September 30, 2005. This unaudited information has been prepared by management in accordance with generally accepted accounting principles and has not been reviewed by the Company’s independent accountants.  The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Quarterly Report on Form 10-Q for September 30, 2005.

Select Statement of Operations Data:	Quarter Ended September 30, 2005	Quarter Ended September 30, 2004
	(In thousands - Unaudited)	(In thousands - Unaudited)

Revenue:
Well servicing	$246,991	$213,612
Pressure pumping	41,881	24,525
Fishing and rental services	20,214	20,345
Other	407	591
TOTAL REVENUE	$309,493	$259,073

Costs and Expenses:
Well servicing	$157,294	$142,554
Pressure pumping	24,945	18,023
Fishing and rental services	13,499	12,647
General and administrative	36,255	35,119
Interest (1)	12,725	13,262
Loss on retirement of debt	2,411	—

Select Balance Sheet Data:	September 30, 2005	December 31, 2004
	(In thousands - Unaudited)	(In thousands – Unaudited)

Current Assets:
Cash and cash equivalents (2), (3)	$104,104	$19,261
Accounts receivable, net of allowance for doubtful accounts	209,168	212,351
Inventory	23,196	18,500
Prepaid expenses and other current assets	27,041	20,197
TOTAL CURRENT ASSETS	$363,509	$270,309

Current Liabilities:
Accounts payable	$70,718	$59,872
Other accrued liabilities	73,171	71,304
Accrued interest	7,077	9,729
Current portion of long-term debt and capital lease obligations	4,872	4,326
TOTAL CURRENT LIABILITIES	$155,838	$145,231

Long-term debt, less current portion (4)	$425,688	$473,878
Capital lease obligations, less current portion	9,745	8,677
Deferred revenue	171	557
Non-current accrued expenses	38,444	40,258

NOTES

(1)               Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $530,000 and $521,000 for the quarters ended September 30, 2005 and 2004, respectively.

(2)               Cash and short term investments at November 10, 2005 totaled approximately $74.5 million.

(3)               Capital expenditures were approximately $31,773,000 and $16,683,000 for the quarters ended September 30, 2005 and 2004, respectively.

(4)               There were no outstanding borrowings under the Company’s revolving credit facility at November 10, 2005.

The information herein represents the results for only one quarter and prior period; and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2005. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2005 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 and 2004  financial statements; the impact of governmental investigations;  risks that the Company will not be able to successfully enter into an interest rate swap which would be a violation under the Company’s senior credit facility;  risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; possible over supply of new rigs coming into the market and weather risks;  risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.